Exhibit 10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 333-73544 of Merrill Lynch Life Variable Annuity Separate Account C on Form N-4 of our reports on (i) Merrill Lynch Life Insurance Company dated March 2, 2007 and (ii) Merrill Lynch Life Variable Annuity Separate Account C dated March 30, 2007, both appearing in the Statement of Additional Information and incorporated by reference in the Prospectus, which are a part of such Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus.

/s/  Deloitte & Touche LLP

New York, New York
April 25, 2008